UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2020

Orbsat Corp

(Exact name of registrant as specified in its charter)

Nevada	000-25097	65-0783722
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18851 N.E. 29th Ave., Suite 700, Aventura, FL 33180

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 560-5355

Orbital Tracking Corp.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
NA	NA	NA

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2020, Orbsat Corp (the “Company”) and the holders of the majority convertible promissory notes sold by the Company in the May 2019 private offering agreed to amend certain terms and provisions of the Note Purchase Agreement dated as of May 13, 2019 (the “NPA”) and related convertible promissory notes (the “Notes”) consistent with the terms of such instruments as follows:

1.	to amend Section 2 of the Notes to allow the Company to pre-pay or redeem such Notes, with mutual consent of the parties to the Notes;

2.	to amend Section 3(a) of the Notes to change the “Conversion Price” from $0.10 per share to $0.20 per share;

3.	to amend Section 4 the beneficial ownership limitation upon conversion of the Notes from 4.99% to 9.99%;

4.	to amend Section 6.1 of the NPA to add “Most Favored Nation” provision such that for a period beginning on the closing date and ending two years thereafter, if the Company issues any common stock or securities convertible into or exercisable for shares of common stock or modify any of the foregoing which may be outstanding to any person or entity at a price per share or conversion or exercise price per share which shall be less than $0.20 per share, the “Lower Price Issuance”, then the Company will issue such additional units such that the subscriber/lender, will hold that number of units in total had subscriber/lender purchased the units with the purchase price equal to the lower price issuance common stock issued or issuable by the Company, notwithstanding anything herein or in any other agreement to the contrary, the Company should only be required to make a single adjustment with respect to any lower price issuance regardless of the existence of multiple bases;

5.	Section 6.2(b) of the NPA to waive a negative covenant to allow the Company to issue up to 100,000 shares of its common stock as compensation for services to various service providers, consultants, etc.; and

6.	Section 6.2(c) of the NPA to waive a negative covenant to allow the Company to put into place an employee stock option plan, or a similar plan, to grant equity in the Company to its officers, directors and employees.

The foregoing descriptions of the amendments to the NPA and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of such amendments. Such agreement contains representation and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to such agreement and:

●	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of such agreement;

●	may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and

●	were made only as of the date of such agreement or such other date or dates as may be specified in such agreement.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

On June 15, 2020, the Company’s Board approved and authorized continued employment of David Phipps and Theresa Carlise, as the Company’s Chief Executive Officer and Chief Financial Officer, respectively, for a 30-day period, commencing as of June 14, 2020, which employment term may be extended as agreed by the Company and the respective executive officers on the substantially the same compensation and other material terms during the period of the continued employment as those set forth in their previous employment agreements. As previously disclosed, in March 2020, the Company and above-referenced executive officers executed waivers of the provisions in their respective employment agreement requiring prior written notice of non-renewal to the other party. As a result, their respective employment terms with the Company were not automatically extended as set forth in such employment agreements and terminates as of June 14, 2020.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

NA.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ David Phipps
	Name:	David Phipps
	Title:	Chief Executive Officer

Dated: June 19, 2020